Filed Pursuant to Rule 433
                                                         File No.: 333-129918-02

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

CSMC 2006-C2                                                           5/10/2006
New York State Common Retirement Fund
CMBS Stress Analysis
Effect on average life and yield

1) Prepayment Analysis:

            After YMP           50% and 100%CPR
                                (Change in Average Life)


                                       0 CPY               50 CPY              100 CPY
              Class     Price     Yield      WAL      Yield      WAL       Yield      WAL
               A-3     99.2260    5.883     9.62      5.884      9.56      5.885     9.28
               A-M     98.7607    5.947     9.77      5.947      9.75      5.949     9.55
               A-J     98.3977    5.998     9.79      5.998      9.79      6.000     9.62


2) Extension Analysis:
            Assume 2 year extension for 30% of the loans (starting with the lowest coupon loans).

            Based on extending all loans with a gross coupon of 5.55% and lower (plus 1 loan with 5.56%) with a total cut-off balance of $439,705,813.65 or 30.55% of the deal.

              Class     Price     Yield      WAL
               A-3     99.2260    5.883      9.66
               A-M     98.7607    5.919     11.13
               A-J     98.3977    5.955     11.63

3) Default Analysis:
            Assume CPR=0%
            Assume defaults start in month 1
            Assume 1-year recovery period.
            Apply  1% CDR with 25% and 50% loss severity.
            Apply 2.5% CDR with 40% loss severity.


                                      1% CDR              1% CDR              2.5% CDR
                                   25% Severity        50% Severity         40% Severity
              Class     Price     Yield      WAL      Yield      WAL       Yield      WAL
               A-3     99.2260    5.885     9.42      5.884      9.53      5.887     9.11
               A-M     98.7607    5.947     9.78      5.947      9.79      5.947     9.79
               A-J     98.3977    5.998     9.79      5.998      9.81      5.998     9.85


4) Combination Default and Prepay:
            After YMP           50% CPR
            Assume defaults start in month 1
            Assume 1-year recovery period.
            Apply  1.8% CDR with 40% loss severity.

                                      50 CPY
                                     1.8% CDR
                                   40% Severity
              Class     Price     Yield      WAL
               A-3     99.2260    5.886     9.25
               A-M     98.7607    5.947     9.77
               A-J     98.3977    5.998     9.81